Exhibit 99.1

Corrected Transcript

02-Mar-2020

Gilead Sciences, Inc. (GILD)

Cowen Health Care Conference

Total Pages: 14
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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

CORPORATE PARTICIPANTS

Johanna Mercier

Chief Commercial Officer, Gilead Sciences, Inc.

Merdad V. Parsey

Chief Medical Officer, Gilead Sciences, Inc.

OTHER PARTICIPANTS

Phil Nadeau

Analyst, Cowen and Company, LLC

MANAGEMENT DISCUSSION SECTION

Phil Nadeau

Analyst, Cowen and Company, LLC

Welcome once again to the Cowen and Company’s 40th Annual Health Care Conference. I’m Phil Nadeau, one of the biotech analysts here at Cowen and it’s my pleasure to intro the next presenting company that’s Gilead, truly one of the bellwethers of the biotech industry. We’re really happy to have them with us today, particularly on a very busy day and very busy time. So we’re really thankful that they made the trip all the way out to the East Coast to participate.

We have with us Merdad Parsey, who’s the CMO; and Johanna Mercier, who’s the CCO. I thought maybe if the two – if you could just take a minute to introduce yourselves, you’re maybe new to some of the people in the audience.

Johanna Mercier

Chief Commercial Officer, Gilead Sciences, Inc.

Sure. So good morning, good afternoon, everyone. I’m Johanna Mercier, been at Gilead now announced since last July and it’s been super exciting as you can appreciate. There’s been a lot going on. But more importantly, my background is in pharma. For 25-year plus, I was at Bristol-Myers Squibb prior to this and with different experiences from both an oncology, urology inflammation standpoint, which really sits nicely into the Gilead portfolio.

I think what you’re seeing and what we’re going to talk about a little bit more today is really how we’re putting the JPMorgan strategy into action.

Merdad V. Parsey

Chief Medical Officer, Gilead Sciences, Inc.

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

Hi. I'm Merdad Parsey. I've also been around the industry for a while and most recently with Genentech. And we joined now for all the four months. I think today is my fourth month now – anniversary, so excited to be here and chat with you about what we're trying to do.

QUESTION AND ANSWER SECTION

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Maybe if we could start with Forty Seven. The news of the day is that you have bought Forty Seven for $4.9 billion. Can you first talk about the technology, what attracted you to the Forty Seven, why this particular asset?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

Sure. I think it hits a lot of the sweet spots for us in terms of what we were aiming to do, and I think as we’ve been talking about at JPMorgan around what we – what our objectives are for deals right now, and that’s that – wanted the transformative therapy. We’re really excited about the potential benefit it brings to patients.

Two, it’s a relatively near-term opportunity and that we’re looking at potential for accelerator approval in late 2022-2023 kind of timeframe.

And three, it really gets us into oncology much more broadly than where we’ve been and I think hopefully telegraphs some of our intent around building our oncology group up. So, I think that those are the main drivers for us.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

And maybe you can talk a little bit more about that last point. How does this contribute to overall kind of your strategy? What did this have that you didn’t have before?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

Well, I think as you know, with Kite being there, I think that’s been a – that’s a huge part of our approach and largely in oncology. In particular though, in our group, we’ve not had as many molecules. We have a number of internal programs that are earlier and this one really helps add to our later stage pipeline to enable us to build a more robust, larger pipeline over the next few years where we can add molecules really later.

I wouldn’t over-read into whether it’s heme or solid or – solid tumors. I think we’re interested in both. This is just the first of what we hope will be similar deals that we’ll do with a similar profile in terms of the size that we deal with but also the type of molecules we’re looking for.

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

I would just add to that if I may. It’s also the fact that with Forty Seven, there’s an opportunity to bring capabilities and expertise in oncology to really accelerate our build-out in oncology as well. So we’re excited about that.

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Can you talk about mavrilimumab a bit more? What gives you confidence in the data you’ve seen? What excites you what was presented at ASH?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

Yeah. I think if you look at in that space, in NDS in particular, this is a space where there hasn’t been great therapies, right? And the treatment center around are – the response rates are relatively low, the CR rates are relatively low. And it’s an area of a lot of unmet need. These patients have a relatively high mortality rate.

So from that standpoint, I think having the opportunity to go in and the data you’ve seen at ASH and we’re looking for the – showing more data at – show more of what the clinical experience has been, the response rates and the CR rates are dramatically better than what has been seen with the standard of care. And I think that’s – from our standpoint, that’s a part of what we want to do.

So, it’s really the clinical profile added to the fact that the tolerability profile wants to be quite good. And I think that’s been a question mark for the CD47 molecules but the dosing regimen that the team has developed has really shown a great tolerability profile. So, it was really that balance of efficacy and tolerability that was very interesting to us.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Sure. And could you help us size by a patient population, the patient population with the unmet need? How big is that patient population? What are the characteristics of those?

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

Sure. So, what we’re looking at, so if you think about a primary value driver of this acquisition, it was really about MDS. And so, if you think about that side of the patient population, you’re looking at about anywhere around 14,000 newly diagnosed patients for MDS in the US and about 20,000 or so in Europe. So – and about 40% of those are high risk.

So, the intent is to go out in a high risk first, assuming the results continue to show what we’ve seen thus far and then kind of potentially get into the lower risk and relapse and refractory. So, we do think the patient pool is – and the unmet medical need is a really important piece of this puzzle plus the fact that we do believe also that there might be opportunities to increase that market size because – because of that high and medical needs, we think a lot of patients actually are not on treatment at all. And so therefore there might be an additional opportunity in the future.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Merdad, you mentioned that approval may be late 2022, early 2023, and really Forty Seven’s route to approval was two-pronged. One was the Phase 1b data, second was using a pivotal study that’s just getting underway.

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

That’s right.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

When you talk about late 2022, early 2023, which of those trials would be...

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

That’s the former, right? That’s the Phase 1b accelerated approval single arm trial. So I think of course, these are all – it’s really hard to speculate right now. But I would say, that would be the earliest that we could see approval. Of course that has to do – that will depend on the data, interactions with the regulators, all those sorts of things. But that would be the earliest. And then if the accelerated approval doesn’t happen, then it would be the Phase 2 study that we would take for registration.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Yeah. Strategically, can you talk how Forty Seven’s going to be operated? Is it going to be integrated into Gilead or will it be run like a Kite-like subsidiary?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

I think as Johanna mentioned, I think one of the things we’re excited about is the quality of the scientists that are at Forty Seven, and we’re really excited to bring them into Gilead and have them be part of the team. So we’re really – I think that will be – it will be a very different approach than the one we took with Kite.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

And Gilead’s been active on the acquisition front and as well as the partnering front. What does this deal mean for the rest of 2020? Should we expect more acquisitions, more partnerships or is – this service is sufficient size that it will take management’s time for the rest of the year?

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

Okay. So I think good question but I do think what we discuss JPMorgan and what we shared about our strategic focus and where we’re going, this is actually the first step towards it. So I do think, assuming of course the right opportunities come about, we talk about small to medium-size acquisitions. I think is in line with that as well as potential partnerships just like the one we have with Galapagos to bring in the research and the science in. So those are things we will continue to look at, always with the mindset though that we want to make sure we can execute against them.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

Great. I thought next we move on to remdesivir. This seems to be a popular topic of conversation. There’s been much focused on COVID-19 and remdesivir. I guess could you just summarize what is the data that’s out there that’s giving people so much optimism that remdesivir could be the most effective agent for COVID-19?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

What’s remdesivir? Just kidding. So remdesivir is a molecule we’ve had at Gilead or a while. It was discovered and developed as an anti-viral with relatively broad anti-viral activity in vitro. It’s shown adequacy in vitro against Ebola, which is a different class of virus, but also against SARS and MERS which are both coronaviruses in vitro. The homology of the polymerase that remdesivir inhibits is very high between SARS, MERS, and this new coronavirus. So I think that’s probably one of the biggest drivers of why we’re interested and others are interested in it.

More recently, we’ve gotten data from the Chinese CDC where they’ve evaluated in vitro efficacy and have demonstrated in vitro efficacy of remdesivir against this particular isolate. We are awaiting data from our CDC here in the States to confirm that. There’s a slight difference between the two in that the Chinese CDC used [indiscernible] (00:09:22) or monkey cells, and the US CDC will use human cells. So we think that will be a little closer to what actual efficacy, at least potency against the virus will be.

That’s in vitro data. I think really, it’s really important to emphasize this is an investigational drug. And we are in clinical trials right now, and those fall into several categories. We do have compassionate use going on. You’ve seen the The New Journal article on that one patient. There have been other patients who’ve been treated with compassionate use. Those are all anecdotal.

There are two trials going on in China. They are sponsored by and run by the investigator in China. We supply drug to them. There this one in more moderately ill patients and those studies are active and ongoing, and hopefully we’ll see data from those in April depending on enrolment.

And then the NIAID, we’ve been working with them to get another trial up and running. That study is now up and running in Nebraska and we’re looking to expand sites there. The NIAID will be doing that but we’re trying to support as best we can.

And then finally we’ll be running a sort of a simple trial that we’ve also been because discussing with the FDA around making that trial available more broadly. So, we’re taking all of those approaches right now in a data generation approach to try to get as much data as we can to demonstrate activity in the molecule.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

And in your opinion how much safety data would be necessary to use something like remdesivir in an operating situation? How many patients or how much...

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

Yeah.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

...how long duration follow-up?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

So, the treatment course is 10 days right now. One of the things we’ll be looking at is whether five days is sufficient. We’ll be comparing 5 to 10 days. That’ll be one of the things we’ll be looking at. In general, I would say that if this were a normal situation, we would be looking for sort of the usual large number of patients that would be exposed for safety as well as efficacy.

Given the extraordinary circumstances it’s a little bit more a fluid situation. We’re talking to the regulators about that. Our expectation varies based on sort of what the data look like. I think that’ll be a major player in terms of how the data rolled out.

We have done patient exposure in the past. We have healthy volunteer trials. We have – an Ebola study has been done in the past. Those are relatively modest numbers in terms of exposure.

I believe what will happen is this would be sort of based on where we are in the pandemic, based on the efficacy profile and safety profile of the existing trial and the experience we get. I think that those will all – will inform the regulators in terms of what kind of approval if any they’ll be giving.

And it may be a conditional approval that’ll be pending additional safety data, for example. That may be an option. So, I’d say in mean circumstances, if there aren’t – there’s not a very clear road map, it’s not a well-trodden area. And what I would say is that the regulators have been great in working with us and partnering with us. So I think we have a great dialogue going on with all the major regulators right now.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Johanna, can you talk a bit about what's the commercial strategy for remdesivir could be, how it'll be distributed, how it'll be priced, kind of what's Gilead's overall thinking in creating a business out of remdesivir?

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

Yeah. So I have to be honest. As we started this out, it's really not about creating a business around remdesivir. Really the intent has always been, can Gilead be part of the solution of this incredible pandemic? And that's why we've been donating all the products to anybody who's been asking, obviously through the government setting, as well as manufacturing at risk and increasing our capacity and capabilities for manufacturing. And all of that, that risk, not knowing if the drug actually works or not, so – and that's really not with an eye to commercial.

As you think about price, to your question, it's very tough in that if you think about our environment and pharmaceutical innovation, it's all about value-based approach, right? That's how you would actually understand the value of remdesivir. You can't actually do that without any clinical data points.

And so we need the clinical data. So that is days in ICU, mortality, etcetera. Those are the kind of things that will drive towards being able to pull together value for remdesivir.

Having said that, in light of what's going on right now around the world, we're also thinking patient access, government access, affordability, and making sure all those things come together. So, have to be honest,

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

commercial opportunity might become – if this becomes a seasonal disease or stockpiling comes into play but that much later down the line.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Great. Now that we're half over, maybe we'll talk into some of your businesses that are generating revenue. We start with the HIV business. How would characterized your current competitive position and maybe even more importantly, how sustainable is the HIV business? Where will you be, competitively in 5 years or 10 years?

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

Yeah. So thank you for asking that our current portfolio – listen, let me say the HIV business has been stronger. It is one that, if you break it down between treatment and prevention, in both those basis and very different marketplaces, but in the treatment phase, Biktarvy is really the leader here. And what we're seeing is the market consolidated around Biktarvy. Not just in the US but actually every single market where we've launched, we're seeing the same market reaction from physicians and patients. And I think that's very telling to where we're going. And that has a lot to do with the profile that Biktarvy has to offer.

And so, right now, one out of every two patients in the US, whether naive or switch, is actually being initiated on Biktarvy. And so I think those are the kind of things that make us feel very confident in the future of this business with Biktarvy in the treatment setting.

In prevention, we just launched Descovy in prevention just last October. We are actively working through a little bit of a switch scenario for appropriate patients from Truvada to Descovy in light of the better safety for bone and renal standpoint, and with an eye on the fact that Truvada also goes generic towards the end of the year, and so just making sure that that is happening.

I think we talked about in the last – the Q4 earnings call how at the end of year we were already at 27%. That number has since risen quite nicely. And so we are absolutely tracking towards what we've been saying which is anywhere between 40% and 45% share within the prevention marketplace by the end of this year, by the time Truvada gets LOE.

And so those two pieces are what's going to drive the future. Biktarvy longer-term, the patent expires towards 2033 or potentially even later than that. If you think about Descovy, Descovy is really a prevention play all the way up to patent expiry around 2025, 2026. And that's where the capsid inhibitor comes in. So you heard a lot about capsid probably more so in treatment than in prevention, but this is where maybe I'll pass it over to Merdad.

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

You’re doing fine.

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

See, the capsid, which I do think, if you can show proof of concept in monotherapy could be the future of Descovy switch to the capsid inhibitor and prevention in the marketplace than in there. So a real nice extension from a life cycle management standpoint, from a franchise standpoint in prevention.

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Speaking of prevention, how will the market evolve once Truvada generics are in the market? You mentioned 40%, 45% share for Descovy at the time of the generic launch. How do we think about it over the next year to two after that? Do you think that you can increase that share in the face of generics or is there a chance that that share could erode as payers maybe push patients on to a generic Truvada instead of Descovy?

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

Yeah, I think the payer lines get the one that we obviously are tracking very closely and working closely with that, that group or the different groups I should say. Having said that, where we do see an opportunity is still the safety profile of Descovy over Truvada whether generics are out or not.

And if you think about the prevention patient, the prevention patient generally speaking can be much younger. And so, therefore, you're thinking bone and renal. I mean their bone development, till 20s. And so you just want to make sure that you're thinking that they might be on this drug for also a very long time and so all those things come into play. So we still think there's an option for Descovy post Truvada, I believe.

And the other piece I would add to it is if you think about the market itself, the market right now we have – I think it's just north of 235,000 patients on a prevention treatment today, or prevention prescription, I should say – not to create confusion. Having said that, the market total has been estimated over a 1 million, so we've only had about 25% of that market, so we also think there's a huge market growth opportunity.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

In HIV treatment, what are the biggest risks to give its franchise? What could change the treatment paradigm over the next five years? Is it nucleotide [indiscernible] (00:18:52) regimens, longer duration regimens or a cure like – where do you currently focus your attention in warding off competition and maintaining your share?

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

Yeah. I think the long-acting is our probably where we've had a little bit more attention. I think long-actings will absolutely play a role in treatment. I think some patients are really looking for something that will help them not remind them that they have this disease.

And so – I do think there'll be a percentage, not the whole market though because I do think the bar is pretty high for Descovy. But a right long-acting which really offers those types of benefits and doesn't add unnecessary pain or unnecessary number of visits, etcetera, I think will be something that might be more appealing. In prevention, I think the long-acting will play a much more important role, to be honest with you because I think it's a different landscape.

So I do think the long-acting is very important, but it has to be the right long-acting. But I don't think it'll take over the whole market. I really think Biktarvy from – as we see it, as we think about our assumptions for the next 10 to 13 years, we don't really see anything coming in, unless there is a cure and obviously we're part of that journey and working through [audio gap] (00:20:08). But that is a very challenging area. And I'm sure we're not the only ones saying this, but it is one that's probably not for the near term.

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Merdad, can you remind us where your capsid program is and when your first long-acting regimen could make it onto market?

A

Sure. Yeah. Right now, the capsid program is in the study with highly treatment experienced patients who need something so that they're going to get randomized to a standard of care or a standard of care plus the capsid. And we'll be looking into those data once those trials are completely enrolled.

We're also looking at getting into a PrEP scenario with the capsid as well. So, we'll be looking at that as initial foray into PrEP and looking at leveraging the fact that the molecule can be very dosed very infrequently. We're hoping we can do subcu every six months with that molecule, which would be pretty I think dramatic, and great for patients that we can get there. So, I think we'll be looking at those sorts of things on the PrEP side with the capsid.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Maybe one more commercial question before going to the pipeline. On ACD, what are your expectations for trends in that business? As Cowen projects, revenue's going to fall from $2.9 billion in 2019 to $1.8 billion in 2020. Does that seemed reasonable? Is there anything that we're missing as we make those projections?

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

I think what we've been seeing is actually a little bit of a steadier predictable decline. And really it has to do with the patient pool, right? The patient pool is diminishing, there's still a lot of patients unfortunately with ACV but that patient pool is a little tougher to get to.

And that obviously has to do with the fact that a lot of these patients' low income, there's a lot of drug addiction, there's a prisoner setting, the corrections area, which is also an opportunity to make sure that we can end the epidemic.

So, we do believe that a little bit more effort towards finding those patients, number one. Number two is what we can truly control is the share. And so, we have been extremely competitive in this field and not only in the US but in other markets. We have – actually we gained share now are – Epclusa is the market leader again by far. And so, those are things we can control. So, that's why we think the decline will continue but at a much more softer predictable rate.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Moving on to the pipeline, filgotinib is arguably our latest, our most mature candidate. Can you discuss how you think they'll contribute to the JAK landscape in RA but then also in ulcerative colitis and IVD?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

Yeah, I mean, I think the – we are really excited about the profile of filgotinib. It really demonstrated a great balance of efficacy and tolerability. And so, of course how the label's going to turn out is with the speculation. We're really excited about the profile we have in terms of what we can do in RA. As we – we're always struck by when we show the data to KOLs and they look at the data and they all see how it's differentiated from the competition and provides a new opportunity in its class where I think there are lot of patients who would prefer to be on oral agents if they can and – especially if we bring some of the tolerability and efficacy that we've seen so far.

In terms of ulcerative colitis the data will read out midyear this year and we're excited about that. We're certainly think there's a big opportunity there for patients which UC to be treated with JAK inhibitors and we think we can be first or maybe second depending on how things develop there in that market as well. So I think that provides a really good opportunity for filgotinib and along there.

It's important. We have multiple indications ongoing for filgotinib. Besides RA and UC there's ankylosing spondylitis, psoriatic arthritis, and the uveitis trial we have ongoing. So there are number of indications that we're working on. So we do anticipate the number approvals for filgotinib over the next couple of years.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Any of those other indications that we should pay particular attention to?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

I think ulcerative colitis is probably the one that I would pay the most attention to. They're all important and I don't want to minimize any of them. But I think the ones that will have the most impact would probably the ulcerative colitis.

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

Yeah, it seems to be. That's right.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

And to your R&D portfolio more generally, can you maybe spend a minute discussing your strategy for constructing an R&D portfolio? What [indiscernible] (00:24:40) do you think are important to include?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

Yeah. For – I think the approach of the portfolio for me has really been around balancing both therapeutic areas and risk. So I think Gilead – my hope is that we can really build on the legacy, obviously continuing to invest in virology as we've been discussing, and clearly investing in immunology around filgotinib. And I think those are both key areas in the Galapagos deal and the other deals we're doing both of those therapeutic areas are really important, I think, in terms of our long term strategy.

Now with Forty Seven as well as Kite, we're really looking to expand our oncology footprint as well and make that an important contributor to our portfolio. So we want to make sure we are in all of this therapeutic areas and able

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

to compete aggressively in all of those. And when you look at the portfolio, I would love to see a good mix of near-term, longer term balance of low risk and high risk programs in that portfolio.

We want to make sure that as you know, when you're trying to innovate you're taking on a little more risk than going into an unprecedented areas or diseases where unmet need is really high. So those are going to necessarily bring some additional risk. So we want to balance that portfolio with some things that will pay off in the near-term, hopefully with less risk and some things that will pay off in the longer term with additional risk going on. So we're thinking about a portfolio that's very rich in their earlier stages and narrows down as it gets up to Phase 2 and Phase 3.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

How much of that do you think you already have internally versus how much do you have to go externally for?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

I think it's a mix. I think we have certainly already with our Galapagos deal and I think a lot of the work you've seen us doing in virology, a great portfolio internally. Of course, we'll be looking for assets internally and externally in both of those. And then for oncology, I think right now we do have as I would say the sort of the starting matter internally especially with the Forty Seven deal coming in. But I believe we're going to need to do more there and continue to build that portfolio and that pipeline.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

A place where Gilead has historically invested is in NASH. How committed is Gilead today into NASH and your current portfolio of NASH candidates?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

Yeah. I think NASH is a really interesting use case or risk case if you will. It's one of those areas where being early is particularly challenging as we understand the regulatory landscape as well as unknowns like the payer landscape and patient uptake. Our focus right now in NASH is on the outcome of the Atlas trial and seeing how the adcon for the competition goes in April and then we have an FDA interaction coming up and we will talk about our program with the agency.

I think bringing all those things together will sort of help determine what the road map would look like. So I anticipate sort of second half of the year will be able to be a lot more clear about where we're going based on the feedback and the data.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

And on your inflammatory pipeline specifically, again, how – do you think you have capabilities internally? Are there still capabilities or assets you seek to bring in-house?

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

We have a great set of assets internally. I think between us and Galapagos I think we have a really rich pipeline. As I said we are – we never stop looking. I mean we’re always looking. And I’m trying to be opportunistic but I’m pretty comfortable with the pipeline we have today internally between us – ourselves and Galapagos.

Phil Nadeau Analyst, Cowen and Company, LLC	Q

Looks like we just have about one more minute left. I've asked you a lot of questions. Anything that I haven't asked you that you would like to address or say?

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

No.

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

No, I think you hit all the highlights.

Johanna Mercier Chief Commercial Officer, Gilead Sciences, Inc.	A

I think you did. I think – which is really exciting about executing against our strategy and hopefully we'll have other opportunities to share some of that future work that we do as well.

Merdad V. Parsey Chief Medical Officer, Gilead Sciences, Inc.	A

Yeah.

Phil Nadeau

Analyst, Cowen and Company, LLC

Well, great. Again, thanks for taking the trip and congratulations on this morning's [ph] press release (00:28:54).

Merdad V. Parsey

Chief Medical Officer, Gilead Sciences, Inc.

Thanks for the opportunity. We really appreciate it.

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Gilead Sciences, Inc. (GILD)	Corrected Transcript
Cowen Health Care Conference	02-Mar-2020

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